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                     August 14, 2020

       Clark A. Marcus
       Chief Executive Officer and Chairmann
       Advanzeon Solutions, Inc.
       2901 W. Busch Blvd.
       Suite 701
       Tampa, Florida 33618

                                                        Re: Advanzeon
Solutions, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 9, 2020
and Amended July 8, 2020
                                                            File No. 001-09927

       Dear Mr. Marcus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance